Exhibit 10.22

June 10, 2010

Mr. Kevin P. Clark

66 High Ridge Rd.

Boxford, MA 01921

Dear Kevin:

It is our pleasure to extend you this offer of salaried employment with Delphi as Chief Financial Officer. We anticipate you will start your employment at Delphi on July 12, 2010. The following provides a summary of your offer as discussed with Mr. Jack Krol, Chairman, Delphi Board of Managers.

Base Salary: In view of your current compensation level and competitive considerations, we are pleased to offer you an initial base salary at an annual rate of $800,000. Your base salary will be reviewed from time to time in accordance with normal Delphi practice applicable to its senior corporate executives.

Target Annual Incentive: Your target annual incentive compensation will be $800,000. What you actually receive will, of course, be subject to the performance of Delphi relative to the performance targets established by Delphi’s Board of Managers, as well as your individual performance. Your annual incentive compensation for 2010 will be prorated based on your actual start date.

Long Term Incentive (Value Creation Award): You will receive a target award of $8,250,000 under the Delphi Value Creation Plan (“VCP”). This award amount is a three-year award of $5,100,000 (based on $1,700,000 annual value) which has been determined on the same competitive factors used in determining the three-year awards being made at this time to our other senior corporate officers, plus $3,150,000 intended to make-up a portion of the incentive compensation you will forfeit upon leaving your current employer. As with any long term incentive program, the value of your VCP award will depend on the success of Delphi as a company and the value of Delphi, as well as other potential factors such as the occurrence of an IPO or other liquidity event for shareholders. Your VCP award will be on the same terms and conditions as the VCP awards made to other senior corporate executives, including requirements for continued employment and your execution of a noninterference and confidentiality agreement.

Signing Bonus/Retention Incentive: As an inducement to join and remain with Delphi and in recognition of amounts you will forego by joining Delphi, you will receive a signing bonus of $2,500,000, which will be paid in cash within 30 days of your start date. If your employment with Delphi ends prior to December 31, 2012 for any reason other than death, disability or circumstances for which you are not eligible to receive severance (as described below), you agree to repay to Delphi a prorated portion of your signing bonus based on the number of months from your date of termination through December 31, 2012 divided by 30 (the number of months from your anticipated start date through December 31, 2012).

Protective Provisions: You will report to the current CEO of Delphi. If however circumstances cause a change in this reporting relationship within 12 months of your start date and you determine it is in your best interests to voluntarily terminate your employment, you will be entitled to severance equal to 12 months base salary and one times your target annual incentive compensation. In the event of your involuntary termination by Delphi without cause, you will be eligible for severance under the executive severance policy then in effect.* Should the terms and conditions of your employment change such that you need to relocate to the company’s headquarters location following either a change in control of Delphi or any change in your reporting relationship following the 12 month anniversary of your start date and you choose to resign rather than relocate, such resignation will be treated as an involuntary termination for purposes of the VCP. Any and all fees and expenses you incur enforcing these protective provisions will be paid by Delphi.

Relocation: Your office will be located at Delphi’s headquarters in Troy, Michigan. As we discussed, you will be eligible to receive benefits in accordance with our standard relocation program upon advising us of a plan to relocate to the area. In the interim, you will be responsible for all travel and living costs associated with being away from your current residence to perform your duties at headquarters. You will, of course, be entitled to reimbursement for business travel and other business expenses in accordance with Delphi’s policies.

In addition to the compensation elements described above, you are also eligible for our competitive benefit package. A brief summary of current Delphi benefits and eligibility requirements is enclosed for your review. Currently, our benefit package includes a Salaried Retirement Savings Plan (401(k)), health, life and disability insurance plans, as well as vacation and holiday allowances. Please be advised that Delphi reserves the right to amend, modify and/or terminate any

*	Severance under the policy as currently in effect is 1.5 times base salary plus 1.5 times target annual incentive compensation.

of its incentive, severance, retirement, insurance or other benefit plans, policies or programs at any time for any reason. As you would expect, all compensation and payments will be subject to applicable tax withholding.

In accordance with Delphi policy and contingent on your acceptance of this offer, a background verification process will be conducted. You are additionally responsible for completing a pre-employment drug screen. Your employment is contingent upon the results of the background verification and drug screen. Information relating to the completion of these requirements will be forthcoming separately.

Employment is also contingent upon your current and continued eligibility to work in the United States. An I-9 form listing acceptable identification documents will be forthcoming separately. To comply with government regulations, unexpired identification documents must be presented on your first day of work to verify that you are authorized to work in the United States.

If you should have any questions, please call me at 248 813 2463. Please sign and return one copy of this offer letter to me to signify your acceptance of this offer and your understanding of its contents. We are sincerely happy to welcome you to the Delphi team and look forward to your arrival in Troy.

Very Truly Yours,

DELPHI

By:	/s/ Kevin M. Butler
Kevin M. Butler
Vice President, Human Resource Management and Global Business Services

Acknowledged and accepted:

By:	/s/ Kevin P. Clark
Kevin P. Clark

Date:	June 10, 2010

DELPHI BENEFIT SUMMARY

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Qualified Retirement Savings Plan - 401(k): As a US salaried employee you will be eligible for Delphi contributions to your 401(k) account equal to 4% of your base salary and earned annual incentive plan payment. Additionally, Delphi currently provides a matching contribution equal to 50% of your contributions, up to a maximum of 3.5%. For example, if you contribute 7% of your base salary and annual incentive payment to the plan, Delphi would match this with a 3.5% contribution. Of course, Delphi U.S.’s decision to make any contribution or match is subject to the availability of Delphi U.S.’s earnings and cash to contribute to this plan, as determined by the Board.

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Nonqualified Savings Plan: You will also be eligible to participate in the Delphi’s Salaried Retirement Equalization Savings Program (the “SRESP”), a non-qualified defined contribution plan that operates in a manner similar to a 401(k) plan with respect to compensation above the IRS annual compensation limit.

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Health Care: You will be eligible for health care services, including dental and vision coverage. The cost to you for the program and the options available in terms of carriers or plans will be based upon your geographic location. You will be eligible for first day coverage in the plan you elect on a retro-active basis

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Life Insurance: Delphi will provide you with a term-life insurance policy with a face amount equal to 1.5 times your annual base salary. The cost for this coverage will be paid by Delphi while you remain employed by Delphi U.S.

•	Holidays: You will be entitled to 9 standard holidays and 2 floating holidays. In 2010, Delphi holidays in the US are:

New Years Day	Labor Day	Christmas Eve Day
Memorial Day	Thanksgiving	Christmas Day
Independence Day	Day after Thanksgiving	New Years Eve Day

•	Vacation Schedule: You will be eligible for 20 vacation days. Vacation days must be used in the calendar year or be forfeited.

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Designated Time Off (DTO) Days: You will be eligible for 5 DTO Days. These days are generally expected to be used for personal appointments, individual sick days, funerals, etc. and must also be used in the calendar year or be forfeited.

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Short-and Long-Term Disability: Following a six-month initial eligibility waiting period, you will be eligible to participate in Delphi’s salaried short- and long-term disability plans. The short-term program generally provides for a total of 26 weeks, with the first week at 100% of base pay and the remaining 25 weeks at 60% of base pay. The long-term program will provide for 40% of your base pay for any illness or disability that extends beyond the short-term leave. You will be able to purchase long term coverage for up to an additional 20% of base pay.

Delphi reserves the right to amend, modify and/or terminate any benefit plans, policies or programs.